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                                                                    Exhibit 3.97

                          CERTIFICATE OF INCORPORATION
                                       OF
                               WESCAM AIR OPS INC.
                               -------------------


         FIRST: The name of the Corporation is Wescam Air Ops Inc.

         SECOND: The address of the registered office of the corporation in the State of Delaware shall be located at 103 Springer Building, 3411 Silverside Road, Wilmington, DE 19810, New Castle County, and the name of its registered agent at such address is Organization Services, Inc.

         THIRD: The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue in One Thousand (1,000) shares of Common Stock with a $1.00 par value per share:

         FIFTH: The name and mailing address of the sole incorporator is as follows:

                  Name                                  Address
                  ----                                  -------

         Stuart M. Berkson                      227 West Monroe Street
                                                Chicago, IL  60606-5096

         SIXTH: The Corporation is to have perpetual existence.

         SEVENTH: At all elections of directors of the Corporation, or at elections held under any circumstances, each stockholder entitled to vote on the election of directors shall designate a person to be elected as a director. Each designated director shall only be elected to the Board of Directors by a unanimous vote of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. For all elections of directors by written consent, the designated directors shall be elected by a unanimous act of the stockholders entitled to vote on the election of directors.

         EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

         NINTH: Meetings of stockholders may be held within or without the State of Delaware as the By-Laws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

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         TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or thereinafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         ELEVENTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.

         TWELFTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation as the case may be, and also on this corporation.

         If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of directors shall be eliminated or limited to the full extent authorized by the General Corporation Law of the State of Delaware, as so amended.

         Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

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                  I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that the facts stated are true, and accordingly have hereunto set my hand and seal this 20th day of March 2001.

                                                 /s/  Stuart M. Berkson
                                               -------------------------------
                                               Stuart M. Berkson,
                                               Sole Incorporator on behalf of
                                               Wescam Air Ops Inc.